Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated June 9, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting appearing in the 2009 Annual Report on Form 10-K of Navarre Corporation for the year ended March 31, 2009 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
August 24, 2009